EXHIBIT 99.1

Amtech Reports Fourth Quarter and Fiscal 2018 Results

TEMPE, Ariz., November 29, 2018 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer handling automation, and related consumables used in fabricating semiconductor devices, light-emitting diodes, or LEDs, silicon carbide (SiC) and silicon power chips and solar cells, today reported results for its fourth quarter and year ended September 30, 2018.

Fourth Quarter Fiscal 2018 Financial and Operational Highlights:

•	Net revenues of $28.8 million (Combined Semi and LED/SiC* $22.3M, Solar $6.6M)

•	Net loss of $9.0 million, after a $7.0 million non-cash impairment charge in the Solar segment

•	Diluted loss per share of $0.61

•	Customer orders of $40.4 million (Combined Semi and LED/SiC* $23.7M, Solar $16.7M)

•	September 30, 2018 backlog of $51.1 million (Combined Semi and LED/SiC* $23.7M, Solar $27.4M)

•	Book to bill ratio of 1.4:1 (Combined Semi and LED/SiC* 1.1:1, Solar 2.7:1)

•	Unrestricted cash of $58.3 million

Fiscal Year 2018 Financial and Operational Highlights:

•	Net revenues of $176.4 million (Combined Semi and LED/SiC* $93.9M, Solar $82.5M)

•	Net income of $5.3 million, after a $7.0 million non-cash impairment charge in the Solar segment

•	Diluted earnings per share of $0.35

•	Customer orders of $132.7 million (Combined Semi and LED/SiC* $96.6M, Solar $36.1M)

•	Book to bill ratio of 0.8:1 (Combined Semi and LED/SiC* 1.0:1, Solar 0.4:1)

Mr. J.S. Whang, Executive Chairman of Amtech, commented, “In fiscal year 2018, we realized progress in all of our businesses, closing the year with record net revenues in our combined semiconductor and LED/SiC businesses. In solar, we successfully installed Phase I of our large turnkey project and announced orders this quarter of more than $11 million for our N-type systems."

Mr. Whang continued, "We continue to develop our core technologies to ensure we are best positioned to be the supplier of choice in the marketplace.  We look forward to continuing to prudently invest in the long-term profitable growth of the Company. And, in combination with that ongoing investment, we are pleased to report that in the fourth quarter we bought back over 771,000 shares of our common stock, completing our $4 million stock repurchase plan.  In November 2018, the Board of Directors approved an additional $4 million stock repurchase plan."

Net revenue for the fourth quarter of fiscal 2018 was $28.8 million compared to $41.2 million in the preceding quarter and $54.7 million in the fourth quarter of fiscal 2017. The sequential decrease is primarily due to decreased shipments of our solar and semiconductor equipment. Compared to the prior year quarter, net revenue decreased due primarily to lower shipments of solar equipment for the turnkey project. Our semiconductor shipments are experiencing quarter-to-quarter variability based on the timing of orders and the delivery schedules established by one of our customers.

Unrestricted cash and cash equivalents at September 30, 2018 were $58.3 million, compared to $51.1 million at September 30, 2017. Pursuant to our previously announced stock repurchase program, during the quarter ended September 30, 2018, we completed our $4.0 million stock repurchase plan and repurchased 771,149 shares of our common stock. All shares repurchased were retired. On November 27, 2018 the Board of Directors of Amtech Systems, Inc. (the “Company”) approved a stock repurchase program, pursuant to which the Company may repurchase up to $4 million of its outstanding common stock, par value $0.01 per share, over a one-year period.

At September 30, 2018, our total order backlog was $51.1 million (Semi and LED/SiC* segments $23.7 million, Solar segment $27.4 million), compared to total backlog of $41.2 million (Semi and LED/SiC* segments $22.3 million, Solar segment $19.0 million) at June 30, 2018. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.

Gross margin in the fourth quarter of fiscal 2018 was 29%, compared to 35% in the preceding quarter and 36% in the fourth quarter of fiscal 2017. Sequentially and compared to the prior year, gross margin decreased primarily due to lower volumes and factory utilization, and less recognition of previously deferred profit.

Selling, general and administrative expense (“SG&A”) in the fourth quarter of fiscal 2018 was $7.9 million, compared to $9.5 million in the preceding quarter and $9.8 million in the fourth quarter of fiscal 2017. Sequentially and compared to prior year, SG&A decreased primarily due to lower commissions and freight resulting from lower shipments. Lower employee-related expenses in the fourth quarter of fiscal 2018 also contributed to the decrease in SG&A compared to prior year.

As previously announced, due to the ongoing challenges we are experiencing in our Solar segment, we implemented a restructuring plan ("the Plan") during the fourth quarter of fiscal 2018. Once fully implemented, we expect the Plan to reduce operating costs by approximately $3 million on an annualized basis. It is expected that the effect of these reductions will not be fully realized until our third quarter of fiscal 2019. The Plan is to better align our workforce with the current needs of our business and enhance our competitive position for long-term success. Under the Plan, we reduced our Solar workforce by approximately 35-40 employees. We recorded approximately $0.9 million of related costs in the fourth quarter of fiscal 2018. We conducted our periodic assessment of long-lived assets in the fourth quarter of fiscal 2018. The assessment resulted in a determination that the goodwill and intangible assets of the Solar segment were impaired in the amounts of $5.7 million and $1.3 million, respectively, due primarily to the decline in the expected performance of that segment. We will continue to evaluate opportunities to improve our operational efficiencies and effectiveness, including greater China sourcing, in order to improve the competitive position for our Solar segment while pursuing continued technological advancements.

Research, development and engineering (RD&E) expense was $1.5 million in the fourth quarter of fiscal 2018 compared to $2.1 million in the preceding quarter and $1.8 million in the fourth quarter of fiscal 2017.

Income tax in the fourth quarter of fiscal 2018 was an expense of $0.4 million compared to $1.4 million in the preceding quarter and $0.5 million in the fourth quarter of fiscal 2017.

Net loss for the fourth quarter of fiscal 2018 was $9.0 million, or $0.61 per diluted share, compared to net income of $7.3 million, or $0.51 per diluted share for the fourth quarter of fiscal 2017 and net income of $5.0 million or $0.33 per diluted share in the preceding quarter. The net loss in the fourth quarter of fiscal 2018 was primarily due to the $7.0 million non-cash impairment in the Solar segment.

*Note: LED/SiC (silicon carbide) refers to our Polishing segment. Combined Semi and LED/SiC refers to the sum of our Semiconductor and LED/SiC segments. Solar refers to our Solar segment, which includes products sold for semiconductor applications of no more than 25% of the segment’s totals. The Combined Semi and LED/SiC amounts above are non-GAAP measures, as they are a subtotal of two separate segments. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A tabular reconciliation of financial measures prepared in accordance with GAAP to the non-GAAP financial measures is included in the Summary Financial Information table in this press release.

Outlook

The Company expects revenues for the quarter ending December 31, 2018 to be in the range of $27 to $29 million. Gross margin for the quarter ending December 31, 2018 is expected to be in the mid to upper 20 percent range, with operating margin negative.

The solar and semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Additionally, operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the net impact of revenue deferral on shipments, recognition of revenue based on customer acceptances and the financial results of solar and semiconductor manufacturers. The results for the coming quarters could be significantly influenced by the timing of future orders of the 1GW turnkey project and the timing of meeting start-up milestones of the turnkey production lines.

A substantial portion of Amtech’s revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.

Conference Call

Amtech Systems will host a conference call and webcast today at 5:00 p.m. ET to discuss fourth quarter and fiscal 2018 financial results. Those in the USA wishing to participate in the live call should dial (844) 868-9329. From Canada, dial (866) 605-3852, and internationally, dial (412) 317-6703.  Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through December 7, 2018.  To access the replay please dial US toll free (877) 344-7529 and enter code 10125841. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech’s website at www.amtechsystems.com.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a global supplier of advanced thermal processing and polishing equipment and related consumables to the semiconductor / electronics, power IC businesses, solar, and advanced lighting manufacturing markets. Amtech's equipment includes diffusion, solder reflow systems. wafer handling automation, ALD and PECVD systems and polishing equipment and related consumables for surface preparation of various materials, including silicon carbide (“SiC”), sapphire and silicon. The Company's wafer handling, thermal processing, polishing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of semiconductors, printed circuit boards, semiconductor packaging, solar cells, MEMS, and advanced lighting, including the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names BTU International, Bruce TechnologiesTM, PR HoffmanTM, Tempress SystemsTM, R2D AutomationTM and SoLayTec.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries (“Amtech”), other than statements of historical fact, are hereby identified as “forward-looking statements” (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech’s future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and greater China sourcing. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology used in this press release or by our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K, as amended, that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2017, listed various important factors that could affect the company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading “Risk Factors” in the Form 10-K and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Robert T. Hass Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 29, 2018
(Unaudited)

Summary Financial Information
(in thousands, except percentages and ratios)

	Three Months Ended			Years Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017	2018	2017
Amtech Systems, Inc.
Revenues, net of returns and allowances	$28,832	$41,200	$54,677	$176,426	$164,516
Gross profit	$8,496	$14,599	$19,592	$55,157	$51,932
Gross margin	29%	35%	36%	31%	32%
Operating income	$(8,848)	$2,936	$8,034	$1,919	$10,425
New orders	$40,420	$26,207	$27,645	$132,710	$210,488
Book-to-bill ratio	1.4:1	0.7:1	0.5:1	0.8:1	1.3:1
Backlog	$51,101	$41,231	$102,377	$51,101	$102,377
Semiconductor Segment
Revenues, net of returns and allowances	$19,218	$23,472	$22,139	$80,163	$67,237
Gross profit	$7,238	$8,721	$8,189	$30,522	$26,340
Gross margin	38%	37%	37%	38%	39%
Operating income	$2,726	$3,861	$3,525	$11,848	$9,538
New orders	$19,478	$17,871	$14,492	$81,868	$72,931
Book-to-bill ratio	1.0:1	0.8:1	0.7:1	1.0:1	1.1:1
Backlog	$21,023	$20,764	$19,318	$21,023	$19,318
Solar Segment
Revenues, net of returns and allowances	$6,573	$14,134	$30,071	$82,502	$87,031
Gross profit	$344	$4,584	$10,165	$19,351	$21,671
Gross margin	5%	32%	34%	23%	25%
Operating (loss) income	$(10,413)	$(85)	$5,970	$(7,050)	$6,060
New orders	$16,712	$5,029	$9,554	$36,073	$126,577
Book-to-bill ratio	2.7:1	0.4:1	0.3:1	0.4:1	1.4:1
Backlog	$27,383	$18,960	$81,371	$27,383	$81,371
LED/SiC Segment
Revenues, net of returns and allowances	$3,041	$3,594	$2,467	$13,761	$10,248
Gross profit	$914	$1,294	$1,238	$5,284	$3,921
Gross margin	30%	36%	50%	38%	38%
Operating income	$520	$938	$911	$3,672	$2,617
New orders	$4,230	$3,307	$3,598	$14,769	$10,980
Book-to-bill ratio	1.4:1	0.9:1	1.5:1	1.1:1	1.1:1
Backlog	$2,695	$1,507	$1,688	$2,695	$1,688

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 29, 2018
(Unaudited)

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2018	2017	2018	2017
Revenues, net of returns and allowances	$28,832	$54,677	$176,426	$164,516
Cost of sales	20,336	35,085	121,269	112,584
Gross profit	8,496	19,592	55,157	51,932

Selling, general and administrative	7,936	9,771	37,535	35,135
Research, development and engineering	1,505	1,787	7,800	6,372
Impairment charges	7,006	—	7,006	—
Restructuring charges	897	—	897	—
Operating (loss) income	(8,848)	8,034	1,919	10,425

Gain on sale of other assets	—	—	2,883	—
(Loss) income from equity method investment	—	(216)	234	(417)
Interest and other income (expense), net	265	(27)	489	(178)
Income before income taxes	(8,583)	7,791	5,525	9,830
Income tax provision	370	474	220	1,744
Net (loss) income	(8,953)	7,317	5,305	8,086

Add: net loss attributable to noncontrolling interest	—	—	—	1,045
Net (loss) income attributable to Amtech Systems, Inc.	$(8,953)	$7,317	$5,305	$9,131

(Loss) Income Per Share:
Basic (loss)income per share attributable to Amtech shareholders	$(0.61)	$0.53	$0.36	$0.68
Weighted average shares outstanding	14,730	13,895	14,833	13,378
Diluted (loss) income per share attributable to Amtech shareholders	$(0.61)	$0.51	$0.35	$0.68
Weighted average shares outstanding	14,730	14,294	15,065	13,501

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 29, 2018
(unaudited)

Condensed Consolidated Balance Sheets
(in thousands, except share data)
	September 30, 2018	September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$58,331	$51,121
Restricted cash	4,165	24,640
Accounts receivable
Trade (less allowance for doubtful accounts of $1,407 and $866 at September 30, 2018, and September 30, 2017, respectively)	20,475	22,519
Unbilled and other	12,749	14,275
Inventory	24,710	30,210
Vendor deposits	668	11,806
Other	3,192	2,542
Total current assets	124,290	157,113
Property, Plant and Equipment - Net	16,452	15,792
Intangible Assets - Net	1,130	3,495
Goodwill - Net	6,633	11,405
Investments	—	2,615
Deferred Income Taxes - Long-Term	—	200
Other Assets - Long-Term	901	1,003
Total Assets	$149,406	$191,623
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$11,374	$21,555
Accrued compensation and related taxes	7,394	7,592
Accrued warranty expense	1,040	1,254
Other accrued liabilities	4,239	2,056
Customer deposits	15,298	48,784
Current maturities of long-term debt	374	361
Deferred profit	3,071	4,081
Income taxes payable	2,353	286
Total current liabilities	45,143	85,969
Long-Term Debt	7,960	8,134
Income Taxes Payable - Long-Term	3,213	7,037
Total Liabilities	56,316	101,140
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,216,596 and 14,710,591 at September 30, 2018, and September 30, 2017, respectively	142	147
Additional paid-in capital	124,316	125,564
Accumulated other comprehensive loss	(9,974)	(8,529)
Retained deficit	(21,394)	(26,699)
Total shareholders’ equity	93,090	90,483
Total Liabilities and Shareholders’ Equity	$149,406	$191,623

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 29, 2018
(unaudited)

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended September 30,
	2018	2017
Operating Activities
Net income	$5,305	$8,086
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,854	2,493
Non-cash impairment charges	7,006	—
Write-down of inventory	542	420
Capitalized interest	143	277
Deferred income taxes	209	(27)
Non-cash share based compensation expense	855	1,328
(Gain) loss on sale of property, plant and equipment	(92)	26
Gain on sale of other assets	(2,883)	—
(Gain) loss from equity method investment	(234)	417
Provision for (reversal of) allowance for doubtful accounts, net	45	(720)
Changes in operating assets and liabilities:
Restricted cash	20,558	(22,262)
Accounts receivable	3,274	(8,655)
Inventory	3,965	(6,638)
Accrued income taxes	(1,749)	573
Vendor deposits and other assets	10,649	(8,898)
Accounts payable	(10,164)	5,374
Customer deposits and accrued liabilities	(31,532)	40,817
Deferred profit	(961)	(822)
Net cash provided by operating activities	6,790	11,789
Investing Activities
Purchases of property, plant and equipment	(1,495)	(1,256)
Proceeds from sale of property, plant and equipment	114	40
Proceeds from sale of other assets	5,732	—
Net cash provided by (used in) investing activities	4,351	(1,216)
Financing Activities
Proceeds from the exercise of stock options	1,892	12,602
Repurchases of common stock	(4,000)	—
Payments on long-term debt	(368)	(674)
Borrowings on long-term debt	—	755
Excess tax benefit of stock compensation	—	18
Net cash (used in) provided by financing activities	(2,476)	12,701
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,455)	192
Net Increase in Cash and Cash Equivalents	7,210	23,466
Cash and Cash Equivalents, Beginning of Year	51,121	27,655
Cash and Cash Equivalents, End of Year	$58,331	$51,121